Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING COMMENTS ON

PATENT INFRINGEMENT COMPLAINT

LAS VEGAS, Dec. 8, 2004 — Alliance Gaming Corp. (NYSE: AGI) announced today that it has been informed that a patent infringement complaint was filed yesterday against the Company by International Game Technology (“IGT”).

        The principal allegation of the complaint is that the Company’s Monte Carlo slot machine game infringes on a patent that IGT was recently issued. The Monte Carlo game from the Company’s Bally Gaming and Systems business unit was originally introduced in the 1970s, and was updated and re-introduced three years ago. We believe there is no merit to IGT’s “new” claim that a game invented and introduced nearly 30 years ago infringes a recently-issued patent. We note that IGT previously took no action to enforce these patents against the Company, despite the fact that two of the patents IGT now asserts were issued during the three years since the reintroduced Monte Carlo game came out. In fact, in October 2002, to reduce any uncertainty, the Company sought a declaratory judgment on two of the patents IGT now asserts. In seeking and obtaining dismissal of the prior litigation, IGT informed the court that it was not going to assert infringement against the same products IGT has now accused. Given these facts, the Company does not believe IGT will be able to obtain injunctive relief, let alone a finding of infringement.

        Bally Gaming and Systems customers, who are indemnified by the Company in the normal course of business, can be assured of the Company’s intent to continue to combat efforts to limit the choice of gaming products in the marketplace.

        Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, distribution and operation of advanced gaming devices and systems worldwide and owns and operates Rainbow Casino in Vicksburg, Miss. Additional information about the Company can be found at www.alliancegaming.com.

        This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

– ALLIANCE GAMING CORP. –